Comverge, Inc.

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

Dear Stockholder:

On behalf of the board of directors of Comverge, Inc., a Delaware corporation, I cordially invite you to attend our annual stockholders’ meeting to be held on Wednesday, May 6, 2009, at 3:00 p.m. Eastern Daylight Time, at our offices located at 3950 Shackleford Road, Suite 400, Duluth, Georgia 30096.

This year, we are pleased to be using electronic distribution of our materials, as provided by the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of the proxy statement and our 2008 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. As a leading provider of clean energy solutions, we believe that employing this distribution process will aid in conserving our natural resources and reduce the costs of printing and distributing our proxy materials.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or if you received a paper copy of the proxy materials by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask your broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Thank you for your ongoing support of and continued interest in Comverge.

Sincerely,

Robert M. Chiste

Chairman of the Board, President

and Chief Executive Officer

East Hanover, New Jersey

March 23, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2009

Date and Time	Wednesday, May 6, 2009; 3:00 p.m., Eastern Daylight Time
Place	3950 Shackleford Road, Suite 400, Duluth, Georgia 30096
Items of Business	(1)	To elect two Class II directors to Comverge’s board of directors to serve until the 2012 annual stockholders’ meeting or until their successors have been elected and qualified;
	(2)	To ratify the appointment of PricewaterhouseCoopers, LLP, as our independent registered public accounting firm for 2009; and
	(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.
Record Date	You are entitled to vote only if you were a Comverge stockholder as of the close of business on March 11, 2009.
Voting

Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By order of the Board of Directors,

Matthew H. Smith

Vice President, General Counsel and Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about March 23, 2009.

2

COMVERGE, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held on May 6, 2009

TABLE OF CONTENTS

Page No.

General Information about the Annual Meeting	1
Proposal 1 –	Election of Directors	5
Proposal 2 –	Ratification of Appointment of Independent Registered Public Accounting Firm	11
Report of the Audit Committee	12
Corporate Governance	13
Security Ownership of Certain Beneficial Owners and Management	14
Equity Compensation Plan Information	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
Compensation Discussion and Analysis	17
Summary Compensation Table for Fiscal Years 2007 and 2008	27
Grants of Plan-Based Awards in Fiscal Year 2008	28
Employment Agreements	29
Potential Post-Employment Payments and Payments on a Change in Control	31
Outstanding Equity Awards at 2008 Fiscal Year-End	36
Option Exercises and Stock Vested in 2008	38
401(k) Plan	38
Indemnification Agreements	38
Compensation Committee Report	39
Compensation Committee Interlocks and Insider Participation	39
Director Compensation	40
Transactions with Related Persons	41
Householding of Proxy Materials	43
Annual Report	43
Deadline for Submission of Stockholder Proposals	44

3

COMVERGE, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2009 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2009 annual meeting of stockholders of Comverge, Inc., a Delaware corporation, will be held on Wednesday, May 6, 2009. The Annual Meeting will be held at 3:00 p.m. Eastern Daylight Time, at 3950 Shackleford Road, Suite 400, Duluth, Georgia 30096.

ON WHAT DATE WAS THIS PROXY STATEMENT FIRST SENT TO STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first made available to stockholders was March 23, 2009.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by Comverge’s board of directors for use at the annual meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail and via the internet, certain directors, officers, representatives and employees of Comverge may solicit proxies by telephone and personal interview. These individuals will not receive additional compensation from Comverge for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by Comverge for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Comverge common stock.

WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

There are two proposals scheduled to be voted on at the meeting, each of which is discussed within this proxy statement:

1.	election of two Class II members of our board of directors to serve until the 2012 annual stockholders’ meeting or until their successors have been elected and qualified; and

2.	ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by Comverge. We estimate that the cost of this proxy solicitation will be approximately $40,000, which includes approximately $14,351 incurred as of the time this proxy was made available.

WHO MAY VOTE AT THE MEETING?

Our board of directors set March 11, 2009, as the record date for the annual meeting. If you owned our common stock at the close of business on March 11, 2009, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on each of the matters to be voted on at the annual meeting. As of March 11, 2009, there were 21,927,143 shares of our common stock issued and outstanding and entitled to vote at the annual meeting.

HOW DO I VOTE?

If you received a notice regarding Internet availability of the proxy materials, you may follow the instructions provided in the notice to access the proxy materials and to vote your proxy via the Internet.

If you received a paper copy of the proxy materials, you may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope or attending the meeting in person.

You may also vote by using a toll-free telephone number or the Internet. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the annual meeting in accordance with the directions you provide the individuals named on the proxy; or if no direction is indicated, they will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later-dated proxy card or telephone or Internet vote, or (iii) by attending the meeting in person and voting in person. Notices to us should be directed to Matthew H. Smith, Vice President, General Counsel and Corporate Secretary, Comverge, Inc., 3950 Shackleford Road, Suite 400, Duluth, Georgia 30096. Stockholders who submit proxies and attend the meeting to vote in person are requested to notify Mr. Smith at the meeting of their intention to vote in person at the meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of a majority of the outstanding shares of Comverge common stock is required to hold the meeting and to conduct business.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

This year, we are pleased to be using electronic distribution of our materials, as provided by the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or to access proxy materials electronically for future proxy material distributions.

WHY DIDN’T I RECEIVE A NOTICE IN THE MAIL ABOUT THE INTERNET AVAILABILITY OF THE PROXY MATERIALS?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an email containing a link to the website where those materials are available and a link to the proxy voting website.

HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

• View our proxy materials for the annual meeting on the Internet; and

• Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on the investor relations section of our website at http://ir.comverge.com.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

HOW MAY I OBTAIN A PAPER COPY OF THE PROXY MATERIALS?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

DOES THE COMPANY HAVE A WEBSITE?

Comverge has a website, http://www.comverge.com, which contains additional information concerning our corporate governance practices that are located within the investor relations section of our website located at http://ir.comverge.com.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE NOTICE OR E-MAIL ABOUT THE INTERNET AVAILABILITY OF THE PROXY MATERIALS OR MORE THAN ONE PAPER COPY OF THE PROXY MATERIALS?

You may receive more than one notice, more than one e-mail or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails).

WHAT IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER AND RECEIVE MULTIPLE COPIES OF THE PROXY MATERIALS BUT PREFER TO RECEIVE ONLY ONE, OR I RECEIVE ONLY ONE COPY OF THE PROXY MATERIALS AND WOULD LIKE TO OBTAIN ADDITIONAL COPIES?

If you share an address with another stockholder, in accordance with SEC Rules on “Householding”, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting Broadridge Financial Solutions, Inc. at: (800) 542-1061.

A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, please contact our transfer agent, American Stock Transfer & Trust Company at: (800) 937-5449.

If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please call Broadridge Financial Solutions, Inc. at: (800) 542-1061.

All stockholders may also write to us at the address below to request a separate copy of these materials:

Comverge, Inc.

Attn: Investor Relations

3950 Shackleford Road, Suite 400

Duluth, GA 30096

HOW MAY I OBTAIN A COPY OF COMVERGE’S 2008 FORM 10-K AND OTHER FINANCIAL INFORMATION?

Stockholders may request a free copy of our 2008 Annual Report, which includes our 2008 Form 10-K, from:

Comverge, Inc.

Attn: Investor Relations

3950 Shackleford Road, Suite 400

Duluth, GA 30096

Alternatively, stockholders can access the 2008 Annual Report, which includes our 2008 Form 10-K and other financial information, on Comverge’s Investor Relations website at:

http://ir.comverge.com

Comverge also will furnish any exhibit to the 2008 Form 10-K if specifically requested.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently seven members on our board of directors, which is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. At the Annual Meeting, each of the two Class II directors, Larry Hagewood, recently appointed in January of 2009, and R. Blake Young will have completed their terms. Mr. William Grealis who resigned from our board as of December 31, 2008, was also a Class II director. In addition, Mr. Grealis had served as the Company’s Lead Director and as Chairman of the nominating and corporate governance committee. As a result of Mr. Grealis’ departure, the Board appointed Alec G. Dreyer to serve as the Lead Director and Chairman of the nominating and corporate governance committee of the Board.

Upon the recommendation of the nominating and corporate governance committee, the Board of Directors has nominated Larry Hagewood and R. Blake Young to serve as the two Class II directors for a three-year term expiring at the 2012 Annual Meeting of Stockholders. Mr. Young was appointed and has been serving as a director of the Company since 2006. Mr. Hagewood was identified by the nominating and corporate governance committee as a candidate for nomination to the Board of Directors and was appointed to the Board in January 2009. If elected, Messrs. Hagewood and Young will serve until our 2012 annual meeting of stockholders or until their successors have been elected and qualified, or until their earlier death, resignation or removal. If either Mr. Hagewood or Mr. Young is unable or declines to serve as a director, the board may designate another nominee to fill each vacancy and the proxy will be voted for that nominee or nominees.

The members of our board of directors who are Class I directors (presently, Messrs. Dreyer and Gutierrez) will be considered for nomination for election at the 2011 annual meeting. The members of our board of directors who are Class III directors (presently, Ms. Brownell and Messrs. Chiste and McCullough) will be considered for nomination for election at the 2010 annual meeting. There are no family relationships among our directors or executive officers.

Vote Required and Board Recommendation

The affirmative vote of holders of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required to elect the nominees. Abstentions will have the same effect as a vote against the nominees.

If, at the time of or prior to the meeting, the nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee will be required.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” THE ELECTION OF MESSRS. HAGEWOOD AND YOUNG

Our Board of Directors

The following sets forth the name and age of the nominees and each director of Comverge whose term of office will continue after the meeting, the principal occupation of each during the past five years and the year each began serving as a director of Comverge:

CLASS II DIRECTOR NOMINEES

Larry Hagewood	Director since 2009

Larry Hagewood, 60, joined our board of directors in January 2009. Prior to his appointment to our board, Mr. Hagewood served as President and Chief Executive Officer of Aegis Technologies, Inc., a utilities network security company during 2008. From 2005 to 2006, Mr. Hagewood served as President and Chief Executive Officer of SPL WorldGroup, whose enterprise class software products focused on utility operations. He engineered the sale of SPL WorldGroup to Oracle Corporation and afterwards served as Senior Vice President and General Manager of Oracle’s Utility Global Business Unit from 2007 to 2008. Mr. Hagewood also held several executive officer positions with n2n Technologies (2002-2005), Mincom (2000 to 2002) and Tava Technologies (1997 to 2000). Mr. Hagewood’s background includes 30 years of experience in sales, marketing, operations and software product development for companies servicing the utility industry. He received his BSc. degree in Nuclear Physics from Auburn University.

R. Blake Young	Director since 2006

R. Blake Young, 50, became a member of our board of directors in August 2006 and serves as Chairman of the compensation committee of our board of directors. Mr. Young had previously served on the nominating and corporate governance committee and the audit committee. Mr. Young is currently Senior Vice President, Global IT & Technology for BG Group, a major London-based energy company. He has been with BG Group since January 2007. Mr. Young had previously held various senior management positions with publicly-traded Dynegy Inc. from 1998 to 2005, including Executive Vice President and Chief Administrative Officer. He also served as President of Illinois Power Company and Dynegy’s electric and gas transmission and distribution company. He was also a member of Dynegy’s six-member executive management team. Mr. Young was responsible for corporate strategy and development, human resources, information technology, corporate communications and other major functions. Prior to such assignment, he was Executive Vice President & President of Global Technology at Dynegy. Prior to Dynegy, Mr. Young was with Campbell Soup Company at their World Headquarters and served as Chief Information Officer of the US Grocery Division. Prior to his tenure with Campbell Soup, Mr. Young had a 14 year career with Tenneco Energy, a large integrated natural gas transporter and marketer and served in a number of senior administrative and commercial management positions, including as Chief Information Officer and Chief of Staff to the Chairman and CEO.

DIRECTORS CONTINUING IN OFFICE

Class I Directors

Alec G. Dreyer	Director since 2008

Alec G. Dreyer, 51, became a member of our board of directors in January 2008 and serves as Lead Director. Mr. Dreyer also serves as Chairman of the nominating and corporate governance committee and is a member of the audit committee of our board of directors. Mr. Dreyer previously served on the compensation committee. Mr. Dreyer is currently retired. Mr. Dreyer previously served as the Chief Executive Officer and a director of Horizon Wind Energy, LLC, a wind energy developer, from September 2005 to July 2007, when Horizon was sold to Energias de Portugal, S.A., a major Portuguese utility. From February 2000 to September 2005, Mr. Dreyer served as an Executive Vice President of publicly traded Dynegy, Inc. and President of Dynegy Generation, a division of Dynegy Inc. Prior to February 2000, Mr. Dreyer was President of Illinova Generating Company, and a Senior Vice President of Illinois Power Company. Before starting his career at Illinova, Mr. Dreyer was a Senior Manager in the Accounting and Auditing Services division of PriceWaterhouse in St. Louis. In February 2008, Mr. Dreyer joined the board of directors of publicly traded EcoSecurities Group PLC, which is in the business of sourcing, developing and trading carbon credits, and serves on the audit committee and as Chair of the remuneration committee of EcoSecurities’ board of directors. Mr. Dreyer received a B.A. from the University of Illinois and an M.B.A. from Washington University in St. Louis.

Thomas Gutierrez	Director since 2009

Thomas Gutierrez, 60, joined our board of directors in January 2009. Prior to his appointment to our board, Mr. Gutierrez served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc. a multinational company that develops, manufactures and markets technically advanced synthetic textiles from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a $3 billion multinational business and world leader in power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held several executive officer positions with Pulse Engineering (1992-1994), Pitney Bowes, Inc. (1985-1992) and Motorola, Inc. (1981-1984). Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp. He received his BSc. degree in Electrical Engineering from the Florida Institute of Technology.

Class III Directors

Robert M. Chiste	Director since 2001

Robert M. Chiste, 61, has served as our Chairman of the board of directors, President and Chief Executive Officer since September 2001. From 1998 to September 2001, Mr. Chiste was a private investor and co-founded three technology start-ups: TriActive, Inc., a provider of hosted systems management solutions, FuelQuest, Inc., an on-demand software provider for the fuel industry, and iMark, Inc., an internet industrial products auction company. From 1994 to 1997, Mr. Chiste served as Vice Chairman, President and Chief Executive Officer of Allwaste, Inc., a publicly-traded provider of industrial, energy and environmental services, until its acquisition by Philip Services Corp., where he also served as President of the Industrial Services Group from 1997 to 1998. From 1986 to 1994, he served as President and Chief Executive Officer of American National Power, Inc., a successor to Transco Energy Ventures Company, an independent power company and a subsidiary of publicly-traded Transco Energy Company. At Transco Energy, he also served as Senior Vice President of Strategic Planning from 1986 to 1988 and headed its corporate venture capital activities from 1986 to 1994. From 1980 to 1986, Mr. Chiste held several executive officer positions with Belco Petroleum and its successor, Enron Oil and Gas Corporation. Mr. Chiste currently serves on the board of directors of private companies, AisRe and TriActive, Inc., and he is a former board member of publicly traded Innovative Valve Technologies, Inc., a service provider for industrial valves, Franklin Credit Management Corporation, a specialty lender, and Pentacon, Inc., a distributor of military/aerospace fasteners and component hardware. He received a B.A. in mathematics from the College of New Jersey and a J.D. and M.B.A. degrees from Rutgers University.

Nora Mead Brownell	Director since 2006

Nora Mead Brownell, 61, became a member of our board of directors in December 2006 and serves on the compensation committee of our board of directors. In May 2001, Ms. Brownell was confirmed as Commissioner of the Federal Energy Regulatory Commission where she served until the expiration of her term in June 2006. During her time as Commissioner, Ms. Brownell was an advocate for the development of regional transmission organizations, markets for wholesale power and national energy infrastructure development. After leaving the Federal Energy Regulatory Commission, Ms. Brownell started BC Strategies, an energy consulting firm. Prior to her time as Commissioner, she served as a member of the Pennsylvania Public Utility Commission where she took an active role in the rollout of electric choice in Pennsylvania, helped to establish a framework for one of the most successful retail electric markets in the country and worked towards a public policy to develop a robust competitive telecommunications market in the state. Ms. Brownell is the former President of the National Association of Regulatory Utility Commissioners. Ms. Brownell is currently a member of the board of directors of Oncor Corp., LEAF Clean Energy Company, Spectra Energy Partners and SkyFuel, Inc. Ms. Brownell attended Syracuse University.

Robert F. McCullough	Director since 2006

Robert F. McCullough, 66, became a member of our board of directors in August 2006 and serves as Chairman of the audit committee and also serves on the nominating and corporate governance committee. Mr. McCullough served as a senior partner of Invesco, Ltd., an independent global investment manager, from May 2004 to December 2006, and he served as the Chief Financial Officer and member of the board of directors of Invesco from 1996 until May 2004. From 1987 to 1996, he was the managing partner for the Atlanta office of Arthur Andersen LLP. From 1972 to 1987, he was a partner for the New York office of Arthur Andersen. He is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. Mr. McCullough currently serves on the board of directors and audit, nominating & governance and executive committees of publicly-traded Acuity Brands, Inc., a provider of lighting fixtures and on the audit committee of publicly-traded Schweitzer-Mauduit International, Inc., a diversified producer of specialty papers.

Independence of Directors

As required under the listing standards of the Nasdaq Global Market, on which our common stock is listed, a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board. In addition, we impose additional tests of independence with respect to members of the audit committee of our board of directors that are consistent with the Nasdaq Global Market listing standards and with applicable rules and regulations of the Securities and Exchange Commission. Our board of directors consults with our outside legal counsel to ensure that the Board’s determinations are consistent with listing standards, SEC rules and relevant securities and other laws and regulations regarding the definition of “independent.” Consistent with these considerations, and after reviewing all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors, including Messrs. Hagewood and Young who are nominees for election, within the meaning of the applicable Nasdaq Global Market listing standards, except for Mr. Chiste, our Chairman of the Board, Chief Executive Officer and President.

Committees of the Board

Our board of directors has three permanent committees: audit committee, nominating and corporate governance committee and compensation committee. Our Board has affirmatively determined that all of the directors who serve on these committees are independent directors within the meaning of the applicable Nasdaq Global Market listing standards, SEC rules and relevant securities and other laws and regulations.

Audit Committee. The audit committee of our board of directors is currently composed of Messrs. Dreyer, Hagewood and McCullough. Mr. William Grealis, who resigned from our board effective December 31, 2008, also served on the audit committee during 2008. Mr. McCullough serves as the chairman of the audit committee. Our board has determined that Mr. McCullough and Mr. Dreyer qualify as an audit committee financial expert under the current SEC regulations, and that the other members of our audit committee satisfy the financial literacy and other requirements for audit committee members under the Marketplace Rules of the Nasdaq Global Market. The audit committee assists the board in overseeing: (1) our accounting and financial reporting processes; (2) the audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our internal audit function and our independent registered public accounting firm. The audit committee charter further provides that the audit committee, among other things:

•	has sole authority to appoint, compensate, retain, evaluate and terminate our independent registered public accounting firm;

•	has sole authority to review and approve in advance all audit and permissible non-audit engagement fees, scope and terms with our independent registered public accounting firm;

•	review and approve all related party transactions between us and any executive officer or director;

•	will monitor the compliance of our officers, directors and employees with our code of business conduct and ethics; and

•

will establish and maintain procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The audit committee held five meetings during fiscal 2008 and met in executive session with all non-employee directors at each of its meetings. The written charter for the audit committee is available on our website at http://ir.comverge.com.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board of directors is composed of Messrs. Dreyer, Gutierrez, Hagewood and McCullough. Mr. Dreyer serves as the Chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee are to:

•

recommend to our board proposed nominees for election to the board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the board to fill vacancies that occur between stockholder meetings;

•	develop, in conjunction with executive management, and periodically report to our board regarding succession plans for our Chief Executive Officer and other officers; and

•	make recommendations to the board regarding corporate governance matters and practices.

The nominating and corporate governance committee held four meetings during fiscal 2008 and met in executive session with all non-employee directors at each of its meetings. The written charter for the nominating and corporate governance committee is available on our website at http://ir.comverge.com.

Compensation Committee. The compensation committee of our board of directors is composed of Messrs. Gutierrez and Young and Ms. Brownell. Mr. Young serves as the Chairman of the compensation committee. Pursuant to its charter, the compensation committee has the following responsibilities, among others:

•

to review and establish, at least annually, with the input of management, corporate goals, objectives, policies and philosophies for all compensation paid to our chief executive officer and other officers, for the defined performance period;

•	to determine and approve all compensation paid to the chief executive officer and other officers, including base salary, bonuses, incentive plans and perquisites;

•

to establish the targets for performance-based compensation of the chief executive officer and other officers for the defined performance period and confirm whether such targets have been met for the completed performance period;

•

to report to our board of directors on the performance of the chief executive officers and other officers in light of the corporate goals, objectives, policies and philosophies established with respect to compensation for the performance period; and

•	to review and recommend to our board of directors compensation of non-employee directors, including committee chairpersons and members.

The compensation committee held five meetings during fiscal 2008 and met in executive session with all non-employee directors at each of its meetings. The written charter for the compensation committee is available on our website at http://ir.comverge.com.

The Nominating Process

The nominating and corporate governance committee of our board of directors, which is comprised entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the board and overseeing the performance evaluation of the board and its members. Based on these evaluations, the nominating and corporate governance committee recommends to the board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The board, with the assistance of the nominating and corporate governance committee, establishes criteria for the selection of new members. The basic criteria are found in our Corporate Governance Guidelines under “Board Membership and Service,” located on our website at http://ir.comverge.com These core competencies include individuals who have the business and/or professional knowledge and experience that will benefit Comverge, our business and the goals and interests of our stockholders, are well regarded in the community, with a long-term reputation for honesty and integrity, have good common sense and judgment, have a positive record of accomplishment in present and prior positions, have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve and have the time, energy, interest and willingness to become involved in Comverge and our future. At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

When there is an opening or anticipated opening for a director position, our board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the nominating and corporate governance committee. Should we use the services of a third party, we would expect to pay a fee for such services.

The nominating and corporate governance committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in writing sufficiently in advance of the annual meeting to permit adequate review by the nominating and corporate governance committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders who themselves wish to nominate an individual to the board must follow the advance notice requirements and other requirements of our bylaws.

Meetings of the Board of Directors and Committees

During fiscal year 2008, our board held 13 meetings, and its three standing committees (audit committee, nominating and corporate governance committee and compensation committee) collectively held 14 meetings. The Board met in executive session with all non-employee directors during multiple board meetings in 2008. Each director attended at least 75% of the meetings (held during the period that such director served) of the board and the committees on which such director served in fiscal year 2008. All members of our board attended the last annual meeting of stockholders.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009, and encourages you to vote for ratification of PricewaterhouseCooper’s appointment. PricewaterhouseCoopers has audited our financial statements since 2003. Although we are not required to seek your approval of this appointment, we believe seeking the approval of our stockholders of this appointment is consistent with good corporate governance. No determination has been made as to what action the audit committee of our board would take if you fail to ratify the appointment. Even if the appointment is ratified by our stockholders, the audit committee retains the discretion to appoint a new independent registered public accounting firm if the audit committee concludes that such a change would be in the best interest of Comverge and our stockholders.

We expect that representatives of PricewaterhouseCoopers will be present at the meeting and available to respond to appropriate questions by our stockholders. Additionally, the representatives of PricewaterhouseCoopers will be given the opportunity to make a statement at the meeting if they so desire.

Vote Required and Board Recommendation

Stockholder ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against the ratification of the appointment.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Principal Accounting Fees and Services

During 2008 and 2007, we retained PricewaterhouseCoopers to provide services in the following categories and amounts:

Fee Category	2008	2007
Audit Fees (1)	$ 805,000	$ 966,845
Audit-related Fees (2)	--	571,000
Tax Fees	--	--
All Other Fees	--	--
Total	$ 805,000	$ 1,537,845

____________________________

(1)

Represents the aggregate fees billed for the audit of the Company’s financial statements ($640,000 in 2008 and $375,000 in 2007), services provided in connection with our initial public offering in April 2007 and secondary public offering in December 2007, and services in connection with the statutory and regulatory filings or engagements for this fiscal year, including services related to the review of financial statements included in each of our Quarterly Reports on Form 10-Q ($165,000 in 2008 and $212,845 in 2007).

(2)

Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and are not reported under “audit fees.” The services include the audits and reviews performed in connection with our two acquisitions completed in 2007.

Audit Committee Pre-approval of Services Performed by Our Independent Registered Public Accounting Firm

It is the policy of the audit committee of our board to pre-approve all audit and permissible non-audit services to be performed by PricewaterhouseCoopers. The audit committee of our board pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. Pursuant to the audit committee’s charter, the committee may form and delegate a portion of its authority to subcommittees, in a manner not inconsistent with the audit committee’s charter or our bylaws.

All services related to audit fees, audit-related fees, tax fees and all other fees provided by PricewaterhouseCoopers during 2008 and 2007 were pre-approved by the audit committee in accordance with the pre-approval policy described above.

For more information on PricewaterhouseCoopers, please see “Report of the Audit Committee” contained in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is comprised entirely of independent directors who meet the independence requirements of The NASDAQ Global Market and the Securities and Exchange Commission. The audit committee operates pursuant to a charter that is available on the Investor Relations section of Comverge’s web site at http://ir.comverge.com. To view the charter, select “Corporate Governance” under “Investor Relations” and then “Audit Committee Charter.”

The audit committee oversees Comverge’s financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Comverge’s independent auditors are responsible for expressing an opinion as to the conformity of Comverge’s consolidated financial statements with generally accepted accounting principles.

In performing its responsibilities, the audit committee has reviewed and discussed, with management and PricewaterhouseCoopers LLP, Comverge’s independent registered public accounting firm, the audited consolidated financial statements in Comverge’s Annual Report on Form 10-K for the year ended December 31, 2008. The audit committee has also discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards 61, “Communications with audit committees.”

Pursuant to Independence Standards Board Standard No.1, “Independence Discussions with audit committees,” the audit committee received written disclosures and the letter from PricewaterhouseCoopers LLP, and discussed with PricewaterhouseCoopers LLP their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Comverge’s Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE MEMBERS:
Robert M. McCullough, Chairman
Alec G. Dreyer
Larry Hagewood

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We believe that it is critically important that we maintain sound corporate governance policies and adopted our Corporate Governance Guidelines in an effort to increase our focus on corporate governance matters and to enhance the effectiveness of our corporate governance processes. Our board of directors adopted these guidelines to ensure that the board has the practices and procedures in place that are necessary to act on matters related to Comverge’s corporate governance. At its core level, the purpose of our focus on corporate governance, and the guidelines themselves, is to align the focus of our board and management with the interests of our stockholders. The Corporate Governance Guidelines set forth, among other things, the practices and procedures that our board and its committees follow with respect to board and committee qualification and composition, board and committee meetings, chief executive officer evaluation and succession planning and compensation of non-employee directors. A copy of our Corporate Governance Guidelines is available on the Investor Relations section of our website at http://ir.comverge.com.

Code of Ethics

We adopted a Code of Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code of Ethics is available on the Investor Relations section of our website at http://ir.comverge.com. If we make any amendments to our Code of Ethics other than technical, administrative, or their non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this Code of Ethics to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer, we will disclose the nature of the amendment or waiver, its effective date, and to whom it applies, on the Investor Relations section of our website at http://ir.comverge.com or in a Current Report on Form 8-K filed with the SEC. There were no waivers of the Code of Ethics during 2008.

Code of Business Conduct

We have also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees of Comverge as required by the Nasdaq Listing Standards. The Code of Business Conduct and Ethics includes an enforcement mechanism, and any waivers for directors or executive officers must be approved by our board and disclosed in a Current Report on Form 8-K within four days. The Code of Business Conduct and Ethics is available on the investor relations section of our website at http://ir.comverge.com. There were no waivers of the Code of Business Conduct and Ethics during 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 11, 2009, by each entity or person who is known to beneficially own 5% or more of our common stock, each of our directors, each Named Executive Officer identified in the “Summary Compensation Table” contained in this proxy statement and all of our current directors and current executive officers as a group.

Names and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
5% Stockholders:
S Squared Technology LLC (1)	1,948,078	8.9%
AWM Investment Co., Inc. (2)	1,175,889	5.4%
Executive Officers and Directors:
Robert M. Chiste (3)	917,174	4.2%
Michael D. Picchi (4)	138,601	*
Frank A. Magnotti (5)	228,712	1.0%
Edward J. Myszka (6)	192,692	*
Dean Musser (7)	54,700	*
Mark Schaefer (8)	50,251	*
Matthew H. Smith (9)	47,504	*
Arthur Vos, IV (10)	68,311	*
John Waterworth (11)	11,409	*
Nora Mead Brownell (12)	20,521	*
Alec G. Dreyer (13)	3,487	*
William Grealis (14)	20,968	*
Thomas Gutierrez (15)	7,439	*
Larry Hagewood (16)	7,439	*
Robert F. McCullough (17)	30,204	*
R. Blake Young (18)	33,338	*
All directors and officers as a group (16 persons)(19)	1,832,750	8.2%

_________________
*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.
(1)

This information was provided pursuant to a Schedule 13G filed with the SEC on January 30, 2009, by S Squared Technology, LLC. on behalf of S Squared Technology, LLC (“SST”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt and Kenneth A. Goldblatt, both United States citizens (collectively, the “Group”). SST and SSTP are registered investment advisers. Seymour Goldblatt is the President of each of SST and SSTP and owns a majority of the interests in SST. Kenneth Goldblatt owns a majority of the interests in SSTP. The address of SST and SSTP is 515 Madison Avenue, New York, NY 10022. The Group claims sole voting and dispositive power with respect to 1,948,078 shares of common stock.

(2)

This information was provided pursuant to a Schedule 13G filed with the SEC on February 10, 2009 by Austin W. Marxe and David M. Greenhouse who are the controlling principals of AWM Investment Co., Inc. (“AWM”). Messrs. Marxe and Greenhouse beneficially own a total of 1,175,889 shares of common stock and claim shared voting and dispositive power with respect to such shares. The address for Messrs. Marxe, Greenhouse and AWM is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(3)	Includes 94,709 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(4)	Includes 19,722 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(5)	Includes 46,647 shares issuable upon exercise of options that are or will become exercisable within 60 days.

(6)	Includes 95,199 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(7)	Includes 15,625 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(8)	Includes 14,063 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(9)	Includes 14,478shares issuable upon exercise of options that are or will become exercisable within 60 days.
(10)	Includes 17,286 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(11)	Includes 4,749 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(12)	Includes 8,668 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(13)	Includes 1,341 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(14)	Includes 5,318 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(15)	Includes 827 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(16)	Includes 827 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(17)	Includes 16,737 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(18)	Includes 27,371 shares issuable upon exercise of options that are or will become exercisable within 60 days.
(19)	Includes 383,567 shares issuable upon exercise of options that are or will become exercisable within 60 days.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding stock-based compensation awards outstanding and available for future grants as of December 31, 2008, segregated between stock-based compensation plans approved by stockholders and stock-based compensation plans not approved by stockholders, is presented in the table below:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,810,665	$14.23	2,203,114
Equity compensation plans not approved by security holders	—	—	—

Total	1,810,665	$14.23	2,203,114

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any person or entity that owns more than ten percent of our common stock, to file with the Securities and Exchange Commission certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based upon (i) the copies of Section 16(a) reports that the Company received with respect to reporting persons for their 2008 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 2008 fiscal year, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors and ten-percent beneficial owners for such fiscal year, except that a Form 4 filed on behalf of each of Messrs. Chiste and Musser was filed on May 16, 2008, rather than May 14, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Since our initial public offering in April 2007, our compensation programs have been and continue to be designed to play a core role in maintaining our leadership position in the clean energy markets we serve and enabling us to attract and retain employees by rewarding our employees for successful execution of our business strategies. Our goals are to expand the market for clean energy solutions and to further penetrate those markets, develop new distribution channels for our products, continue to be a leader in our markets and to generally grow our business and stockholder value, through attracting and retaining exceptional employees. During fiscal 2008, we consolidated our three core business groups into one group named the Comverge Clean Energy Solutions Group (the “Clean Energy Solutions Group”) to more effectively manage our rapidly growing clean energy portfolio and to optimize synergistic benefits from our acquisitions.

For 2008, our named executive officers were Robert M. Chiste, our Chairman of the Board, Chief Executive Officer and President; Michael D. Picchi, our Chief Financial Officer; Frank A. Magnotti, President of our Clean Energy Solutions Group; Edward J. Myszka, Chief Operating Officer of our Clean Energy Solutions Group; Matthew H. Smith, our Vice President and General Counsel and Dean Musser, former President and Chief Operating Officer of our Enerwise Group which has been consolidated as part of the reorganization. Mr. Musser resigned from the Company effective September 30, 2008, but continued to work with the Company as a consultant through December 31, 2008, focusing on the commercial and industrial business and the Company’s re-organization and transition.

Comparative Framework

We, with the assistance of our compensation consultant, Pearl Meyer & Partners LLC review relevant market and industry practices annually in an attempt to design and offer compensation packages that are competitive with our competitors for talent. It is our goal to properly balance our need to compete for qualified individuals with our responsibility to maintain a reasonable cost structure with respect to compensation.

To compare our executive compensation program with market practices, in 2007, our compensation committee reviewed data provided to them by Pearl Meyer. Pearl Meyer derived this data from a variety of peer companies in the energy industry and publicly available data from proxy disclosure. In determining the proper peer group for 2008, Pearl Meyer recommended, with input from our executive officers, a list of companies to the compensation committee. The companies selected in our 2008 compensation peer group are generally comparable in size to Comverge with respect to revenues, market capitalization, businesses and/or number of employees. For 2008, our compensation peer group consisted of the following six companies: Echelon Corporation, EnerNOC, Inc., Evergreen Solar, Inc., FuelCell Energy, Inc., First Solar, Inc. and PowerSecure International, Inc. In addition, Badger Meter, ESCO Technologies, Inc., and Itron, Inc. were also evaluated but were excluded for certain compensation metrics due to their size differences.

The compensation committee uses peer data as a reference to help evaluate the competitiveness of our compensation structure and the reasonableness of each named executive officer’s compensation in relation to their peers and each other. The 2008 compensation strategy was to pay base salary compensation at approximately the median of our peer group and to pay long-term incentive compensation at approximately the 75th percentile mark, tying into the philosophy of incentivizing the executive group to create shareholder value.

Corporate Governance Related to Compensation Matters

Compensation Committee Authority

Executive officer compensation is administered by the compensation committee currently composed of three independent members of our board of directors. Mr. R. Blake Young served as our committee chairman for the entire 2008 calendar year. Ms. Nora Mead Brownell has also served on the committee for the entire 2008 calendar year. Mr. Thomas Gutierrez was appointed to the committee in January 2009. Each continues to serve on the committee. Mr. Alec Dreyer also served on the compensation committee during fiscal 2008. Messrs. Dreyer and Young and Ms. Brownell approved the 2008 compensation arrangements described in this compensation discussion and analysis. Our board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other matters:

•          Approving, in advance, the compensation and employment arrangements for our executive officers;

•          Reviewing all of the compensation and benefit-based plans and programs in which our executive officers participate; and

•          Reviewing and recommending changes to all our equity-based plans to our board of directors as appropriate, subject to stockholder approval as required.

Our board of directors has determined that each committee member is independent under the listing standards of the Nasdaq Global Market, the Securities and Exchange Commission rules and the relevant securities laws, and that each member is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee had five formal meetings in 2008.

Role of Compensation Experts

Pursuant to its charter, the compensation committee is authorized to obtain, at Comverge’s expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The compensation committee retained the services of Pearl Meyer as its compensation consultant to assist the committee in the design, review and evaluation of our executive compensation arrangements for 2008. Andrews Kurth LLP also advised the committee on compensation matters in 2008. In addition to information presented to the compensation committee by Pearl Meyer, the compensation committee considered the following factors, among other matters, in determining compensation levels for our executive officers:

•	The qualifications, skills and experience level of the respective executive officer;

•          The position, role and responsibility of the respective executive officer in the company; and

•          The general business and particular compensation experience and knowledge of the compensation committee’s members gained through their cumulative prior experience.

Role of Our Executive Officers in the Compensation Process

Mr. Chiste was involved in providing recommendations to the compensation committee in its evaluation and design of 2008 compensation programs for our executive officers, including the recommendation of individual compensation levels for executive officers other than himself. In making recommendations regarding our compensation programs, Mr. Chiste relied on his experience serving in the capacity as chief executive officer or executive officer of several public companies, publicly available information for companies similarly situated to Comverge and information and advice from our outside consultants, including Pearl Meyer, our compensation consultant, and Hobbs & Towne, an executive search firm specializing in recruiting executive officers for our company, and other similar firms. Mr. Chiste did not provide specific information to the compensation committee, but rather used it as the basis for his own recommendations to the committee. Mr. Chiste attended portions of the majority of the compensation committee’s meetings. Mr. Chiste was not present during compensation committee deliberations and voting pertaining to the determination of his own compensation. No other named executive officer assumed an active role in the evaluation, design or administration of 2008 executive officer compensation programs. The compensation committee met in executive session with all non-employee directors at each of its 2008 meetings.

Executive Officer Compensation Strategy and Philosophy

Our executive officer compensation strategy has been designed to attract and retain highly qualified executive officers and to align their interests with those of our shareholders by linking significant components of executive officer compensation with the achievement of specific business and strategic objectives and our overall financial performance, including growth of revenue and earnings before interest, depreciation, amortization, and non-cash stock compensation expense. We seek to employ executive officers who are entrepreneurially driven, and accordingly, we offer a compensation package that places a significant amount at risk by providing a substantial part of compensation in the form of equity incentives. In 2008, the conservation of cash resources for use in growing our business was an objective in designing our compensation arrangements.

Our compensation programs are designed based on our view that total compensation of our executive officers should consist of the following components:

•	Base salaries;
•	Annual cash incentive awards; and
•	Long-term equity incentive compensation.

We consider long-term equity incentive compensation to be the most important element of our compensation program for executive officers. We recognize that our stockholders expect our executive management team to not only increase the enterprise value of our company, but also to grow our business in a manner that is consistent with our stated business strategy. We believe that meaningful equity participation by each executive officer is the primary motivating factor that aligns the interest of our executive officers with those of our shareholders and will result in significant increases in value and growth. It is on the basis of this belief that the compensation committee of our board has made awards of stock options and restricted stock to our executive officers.

It is our philosophy that optimal alignment between stockholders and named executive officers is best achieved by providing a greater amount of total compensation in the form of equity grants and performance based cash compensation rather than cash based salary. Accordingly, we have designed total compensation programs for our executive officers to provide base compensation levels, annual cash incentive award opportunities and long-term incentive compensation awards that will further this philosophy, and that are economically equivalent to programs available for comparable executive officers in companies in our peer group. As discussed above, the compensation committee has adopted a compensation philosophy, based in part on the analysis provided by Pearl Meyer, which targets the cash components of our executive officer compensation at the median of those that may be offered by our peer companies that are similarly situated to Comverge, and that targets the long-term equity component of our executive officer compensation at approximately the 75th percentile of similar companies.

Our 2008 incentive compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives, including achieving certain company-wide and business group revenue and adjusted EBITDA levels, as well as execution of new, or expansion of current Virtual Peaking Capacity (“VPC”) contracts, measured in megawatts.

We believe that the attainment of these specific financial objectives assist in the fulfillment of our strategic objectives:

•	To increase shareholder value; and
•	To grow our company in an efficient manner.

Long-term Incentive Compensation

We currently administer long-term incentive compensation awards through our Amended and Restated 2006 Comverge Long-term Incentive Plan adopted in August 2006. The plan was amended and restated in March 2008 and approved by our shareholders at the 2008 Annual Meeting. The purpose of the plan is to promote the interests of the company and our stockholders by encouraging our employees, non-employee directors and other service providers to acquire or increase their equity interest in the company, thereby encouraging them to work toward our continued growth and success. The plan permits awards of stock options, restricted stock, performance based stock and options and other forms of equity compensation.

Historically, we awarded non-statutory stock options as the primary form of equity compensation. We have also made use of restricted stock grants. We have generally considered and made equity awards in the following circumstances:

•	Annually, pursuant to our executive officer bonus plan;

•          Upon the material contribution of an executive in the completion of a significant transaction outside the scope of the annual bonus plan; and

•          Following significant equity financings after considering the impact of dilution on our shareholders.

Stock option and restricted stock awards that we have granted have vested upon both performance-based and time-based measures. Performance-based awards are forfeitable if specified performance targets are not achieved within a specified period of time. Time-based awards vest in accordance with vesting schedules determined by our compensation committee.

Stock Option Practices

All stock option grants to our employees, including members of executive management, are approved at regularly scheduled or telephonic meetings by our compensation committee which consists solely of independent directors. We have awarded all stock options to purchase our common stock to executive officers at or above the fair market value of our common stock on the grant date. We have not back-dated any option awards. Since we have been a public company, our policy has been to grant options at our closing prices as quoted on the NASDAQ Global Market on the dates of grant. For stock option practices adopted for fiscal 2009, see the section entitled “Long-term Incentive Compensation for 2009” below.

Components of Compensation

Base Salaries

The base salaries of our named executive officers are reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities. Adjustments in base salary are based on an evaluation of individual performance, our company-wide performance and the individual executive’s contribution to our performance. In 2008 our compensation committee:

•          Established 2008 base salaries at the market median, or the 50th percentile, of our peer group of public companies as determined by the compensation consultant we engaged; and

•          Established base salaries for Messrs. Chiste, Magnotti, Myszka, Picchi, Smith and Musser of $400,000, $225,000, $225,000, $210,000, $185,000 and $225,000, respectively.

2008 Executive Officer Bonus Plan

Our named executive officers participated in our executive officer’s individual 2008 Bonus Plan. The bonus plan consisted of two components: a cash bonus award and a long term incentive equity award. Bonus targets were calculated as a percentage of the participant’s base salary, with performance metrics that provided for a range of payments beginning with no bonus below a threshold performance level and then a target level and a maximum level. The following table summarizes, for each named executive officer, the threshold, target and maximum bonus award potential for his 2008 Bonus Plan.

Named Executive Officer		Cash Bonus as a % of Base Salary			Long-term Incentive Bonus as a % of Base Salary
	Base Salary	Threshold	Target	Max	Threshold	Target	Max
Robert M. Chiste	$400,000	37.5%	75.0%	150.0%	225.0%	300.0%	375.0%
Frank A. Magnotti	$225,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%
Edward J. Myszka	$225,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%
Michael D. Picchi	$210,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%
Matthew H. Smith	$185,000	12.5%	25.0%	50.0%	56.0%	75.0%	113.0%
Dean Musser	$225,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%

The purpose of each executive officer’s 2008 Bonus Plan was to create financial incentives that were aligned with the overriding objective of increasing stockholder value. The 2008 Bonus Plan awards were partially earned based on the achievement of defined financial targets and specific non-financial objectives established for each of our named executive officers.

For 2008, financial targets were established for each named executive officer. These targets included the achievement of specified threshold levels of company-wide and business group revenue and adjusted EBITDA and the execution of new or expansion of current VPC contracts, measured in megawatts, for our 2008 fiscal year. These targets and the associated performance levels that were established represented the factors that the compensation committee deemed most important and which, if achieved, would likely result in an increase in stockholder value. The specific performance levels were determined with reference to our 2008 budget, which we used to manage our day-to-day business and were determined by our board of directors as representing an aggressive level of growth and financial performance for us in 2008. In turn, the target levels were designed to be obtainable by exceeding the budgeted numbers set forth for 2008. The following table summarizes, for each named executive officer, the percentage of bonus award potential assigned to each bonus metric for his 2008 Bonus Plan.

Named Executive Officer	Comverge Revenue (1)	Clean Energy Solutions Group** (formerly Alternative Energy Resources Group) (2)	Clean Energy Solutions Group ** (formerly Enerwise Group) (2)	Clean Energy Solutions Group ** (formerly Smart Grid Solutions Group) (2)	Virtual Peaking Capacity Megawatts (3)	Comverge Adjusted EBITDA (4)	Total
Robert M. Chiste	25	5	5	5	30	30	100
Frank A. Magnotti	15	15	5	5	30	30	100
Edward J. Myszka	15	5	5	20	25	30	100
Michael D. Picchi	25	5	5	5	30	30	100
Matthew H. Smith	25	5	5	5	30	30	100
Dean Musser	15	5	20	5	25	30	100

_______________________________

**	During fiscal 2008, the Company consolidated its three core business groups into one group named the Clean Energy Solutions Group.
(1)	Percentage of 2008 Bonus assignable to the achievement of company wide targets.
(2)	Percentage of 2008 Bonus assignable to the achievement of the Clean Energy Solutions Group’s targets.
(3)	Percentage of 2008 Bonus assignable to the execution of New Virtual Peak Capacity (VPC) contracts and the expansion of existing VPC contracts.
(4)	Percentage of 2008 Bonus assignable to the Company’s adjusted EBITDA targets.

Amounts Earned Under 2008 Executive Officer Bonus Plan

On March 3, 2009, the compensation committee of the Board of Directors of Comverge, Inc. approved annual cash bonuses and incentive equity awards with respect to Comverge’s fiscal year ended December 31, 2008. The recipients of these annual bonuses included the named executive officers set forth below for Comverge’s fiscal year ended December 31, 2008.

After reviewing Comverge’s financial performance for fiscal 2008 and evaluating the annual bonus targets previously established for Comverge’s management by the committee, the Compensation Committee approved annual bonuses for Comverge’s fiscal year ended December 31, 2008, to various members of Comverge’s management, including the named executive officers in the amounts set forth opposite such individual’s name below. The annual bonuses included payments of cash, grants of restricted stock and grants of stock options.

Named Executive Officers	Position	Annual Cash Bonus	Restricted Stock Award (Shares)	Stock Option Award (Shares)
Robert M. Chiste	Chairman of the Board, Chief Executive Officer and President	$90,000	27,000	162,000
Frank A. Magnotti	President of the Clean Energy Solutions Group	$47,050[1]	7,628	45,765
Edward J. Myszka	Chief Operating Officer of the Clean Energy Solutions Group	$30,938	6,992	41,951
Michael D. Picchi	Chief Financial Officer and Executive Vice President	$31,500	7,119	42,714
Matthew H. Smith	Vice President and General Counsel	$13,875	3,108	18,648
Dean Musser	Former President of the Enerwise Group	$30,938	—	—

___________________

1          Includes $7,350 paid to executive as one-half of his payment for VPC megawatts added in fiscal 2008, pursuant to the terms of his employment agreement. The second-half of the payment was made in fiscal 2009.

Each of the shares of restricted stock is initially subject to a repurchase right in favor of Comverge. With continued service to Comverge, all of the shares of restricted stock set forth above shall vest, and the repurchase right shall lapse with respect to such shares, on March 3, 2012.

The exercise price of the stock options was set at $4.30 per share, which equals the closing price of the stock on March 3, 2009. The compensation committee agreed to use the average volumetric stock price from January 1, 2009 through February 27, 2009 of $5 for determining the number of shares to award. With continued service to Comverge, all of the option shares set forth above shall vest in accordance with our Amended and Restated 2006 Comverge Long-term Incentive Plan and become exercisable in a series of sixteen successive quarterly installments, with the first installment vesting on June 3, 2009, and the final installment vesting on March 3, 2013. Each option award has a term of seven years from the date of grant.

Perquisites and Other Personal Benefits

In 2008, we had three corporate offices as well as several satellite offices which required frequent travel by our employees, including Mr. Chiste, our Chairman and Chief Executive Officer. Mr. Chiste, who resides in Texas, discharged a significant portion of his executive responsibilities in our New Jersey office. Mr. Chiste, other executive officers and a number of other employees travel frequently between our New Jersey, Pennsylvania and Georgia offices and to our satellite offices. Accordingly, we deemed it appropriate and economically efficient to provide a single corporate apartment and company automobiles in New Jersey for the use of all employees traveling on company business, including Mr. Chiste, while they worked at this location. Because Mr. Chiste resides principally in Texas, we determined for disclosure purposes that the amounts allocable to him for his air transportation to and from, and his proportional use of the apartment and automobile in New Jersey, should be viewed as perquisites. In addition, because of Mr. Chiste’s extensive travel schedule, we reimburse him for air transportation costs for his wife to fly between Texas and New Jersey, which was approximately $5,565 in 2008. In addition, Mr. Chiste is entitled to be reimbursed for the cost of an annual physical and for the preparation of his income taxes. See the “Summary Compensation Table” below for the amounts attributable to Mr. Chiste for these benefits provided in 2008.

We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. Each of these benefit plans requires the employee to pay a portion of the premium, with the company picking up the remainder. These benefits are offered on the same basis to all employees. We also maintain a 401(k) retirement plan that is available to all full-time U.S. employees including our named executive officers. In 2008, we matched employee participant contributions at a rate of one-half of one percent (0.5%) up to the first six percent (6%) contributed.

Stock Ownership Requirements

We adopted stock ownership guidelines for our directors and executive officers that took effect on January 1, 2008. These guidelines establish minimum ownership requirements of our common stock by our directors and executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers.

As of December 31, 2008, our named executive officers as a group held 102,838 shares of restricted common stock and stock options to acquire 627,153 shares of our common stock, which have been granted as compensation. If all stock options were exercised and all restrictions on common stock were removed, the equity listed herein would equate to approximately 3.3% of our issued and outstanding capital stock as of December 31, 2008. See the table entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” for outstanding options and restricted stock awards held by our named executive officers.

Compensation Committee Evaluation of Executive Officer Compensation Policies to be applied in 2009

In March 2009, the compensation committee finalized an evaluation of the objectives, design, elements and process for establishing executive officer compensation. The 2009 performance plan contains financial targets on the achievement of specified thresholds including the following metrics: (i) net increase in megawatts in open market programs, (ii) net increase in megawatts under long-term contracts (iii) net increase in future revenue under contract and (iv) adjusted EBITDA. All executives are on the same performance plan with the same weighting of goals, as these goals are designed to further company and stockholder growth and value. In connection with this evaluation, the compensation committee retained Pearl Meyer as its consultant to prepare an extensive executive officer compensation study that included an analysis of compensation levels at public companies in the same or similar industries and a review of our existing salary structure, annual incentive programs and long-term incentive plans. The Peer Group for 2009 includes six reference companies, Echelon Corporation, EnerNOC, Inc., Evergreen Solar, Inc., FuelCell Energy, Inc., First Solar, Inc., and PowerSecure International, and three reference companies, including, Badger Meter, Inc., ESCO Technologies, Inc., and Itron, Inc.

The consultant also worked with the compensation committee to provide guidance on recommendations with respect to possible policies and elements of compensation.

The 2009 plan will follow the 2008 plan as follows:

•	Base Salaries:
o	Establish 2009 base salaries at the market median, or the 50th percentile, of our peer group of public companies as determined by our compensation consultant and
o	Establish base salaries for Messrs. Chiste, Magnotti, Myszka, Picchi and Smith of $400,000, $250,000, $250,000, $240,000 and $210,000, respectively.
•	Annual Cash Bonuses for 2009:
o

Establish 2009 annual cash bonus targets that are calculated as a percentage of the participant’s base salary with performance metrics that provide for a range of payments beginning with no bonus below a threshold performance level, a threshold level, a target level and a maximum level; and

o

Establish performance metrics for achieving an annual cash bonus based on the following metrics: (i) net increase megawatts in open market programs, (ii) net increase in megawatts under long term contracts, (iii) net increase in future revenue under contract and (iv) adjusted EBITDA, all of which are directly linked to our 2009 operating budget.

o

The aggregate cash payments under the 2009 plan to the officers range from $387,500 if each of the officers achieve his respective threshold performance levels to a maximum of $1,550,000 if each of the officers achieves the maximum level of his respective performance levels.

•	Long term Incentive Compensation for 2009:
o

Establishes 2009 long-term equity incentive compensation at a level so that the executive officer’s total compensation target would be at the 75th percentile of our peer group, with the total direct compensation to exceed the 75th percentile if all objectives are met;

o	Establishes the long term equity incentive compensation award levels as having value that is based on a multiple of each executive officer’s base salary;
o

Establishes performance metrics that provide for a range of equity grants beginning with no grant below a threshold performance level, a threshold grant, a target grant, and a maximum grant based on a multiple applied to the particular executive officer’s base salary;

o	After the achievement of 2009 performance metrics is determined in the first quarter of 2010, equity grants will be made at the fair market value;
o

Establish that once the dollar value of the long-term equity incentive compensation to be granted is determined pursuant to the performance metrics, 75% of the resulting equity grants would be in the form of stock options and 25% of the value in the form of restricted stock, with options having a seven-year term and vesting one sixteenth each quarter over four years after the date of grant and restricted stock subject to 100% vesting three years after the date of grant. The compensation committee will annually revisit whether the future vesting of awards should be time-based or performance-based and linked to the achievement of yet to be determined metrics;

o

Establish that in determining the number of shares of restricted stock and underlying stock options to be awarded for 2009 performance (and not the actual grant price), the share price for determining such valuation will be the volume weighted average share price over the period January 1, 2010 through the date of the March compensation committee meeting in 2010 with a ceiling share price and a limit on the maximum number of awards that may be issued.. The restricted stock would be valued using the volume weighted average share price and the options would be valued at 50% of the value of the restricted stock. For example, if an executive officer were to receive $400,000 under this program and the volume weighted average share price was $12 per share, then the executive officer would receive the following: $100,000 of restricted stock (following the 25% policy) or 8,333 shares (which is $100,000 divided by $12), and $300,000 of options (the corresponding 75%) to acquire 50,000 shares (which is $300,000 divided by $6, which represents 50% of the $12 per share restricted stock value) at a $12 volume weighted average share price. All options issued will have an exercise price equal to the fair market value on the date of the grant; and

o	Consider the number of shares that should be granted to executive officers and other employees as a percentage of our outstanding equity and re-evaluate the burn rate.

The following table summarizes, for each officer, the value of potential long-term equity awards under the 2009 bonus plan:

Cash Value of Potential Long-term Equity Bonus
Officer	Title	Threshold	Target	Maximum
Robert M. Chiste	Chief Executive Officer, President and Chairman of the Board	$900,000*	$1,200,000*	$1,500,000*
Frank A. Magnotti	President, Clean Energy Solutions Group	$282,500*	$375,000 *	$470,000*
Edward J. Myszka	Chief Operating Officer, Clean Energy Solutions Group	$282,500*	$375,000*	$470,000*
Michael D. Picchi	Executive Vice President and Chief Financial Officer	$271,200*	$360,000*	$451,200*
Matthew H. Smith	Vice President and General Counsel	$237,300*	$315,000*	$394,800*

________________________

* The dollar amount shown represents the cash value of the equity portion of the 2009 bonus plan with respect to the individuals shown. Equity awards under the 2009 bonus plan will be granted in the form of options and restricted stock in the manner summarized above.

Tax Implications of Executive Compensation

Our aggregate deductions for each named executive officer compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. We did not believe that Section 162(m) of the Internal Revenue Code would be applicable, and accordingly, our compensation committee did not consider its impact in determining compensation levels for our named executive officers in 2008.

Summary Compensation Table for Fiscal Years 2007 and 2008

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers for 2007 and 2008.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (1)		Stock Awards ($)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)		All Other Compensation ($)			Total ($)
Robert M. Chiste Chairman of the Board, Chief Executive Officer and President	2008 2007	$ $	400,000 350,000	$ $	140,000 524,123	$270,801 $62,927	$ $	443,294 273,650	$ $	— —	$ $	— 207,267	$ $	49,844 17,572	(4) (4)	$ $	1,303,939 1,435,719
Frank A. Magnotti President, Clean Energy Solutions Group	2008 2007	$ $	225,000 215,000	$ $	47,050 134,400	$153,030 $19,327	$ $	133,625 82,696	$ $	— —	$ $	— —	$ $	— —		$ $	558,705 451,423
Edward J. Myszka Chief Operating Officer, Clean Energy Solutions Group	2008 2007	$ $	225,000 215,000	$ $	30,938 50,475	$149,253 $ 19,327	$ $	104,751 58,444	$ $	— —	$ $	— —	$ $	— —		$ $	509,942 343,246
Michael D. Picchi Executive Vice President and Chief Financial Officer	2008 2007	$ $	210,000 190,000	$ $	31,500 107,323	$142,592 $14,235	$ $	134,182 102,360	$ $	— —	$ $	— —	$ $	— —		$ $	518,274 413,918
Matthew H. Smith (5) Vice President and General Counsel	2008 2007	$ $	185,000 —	$ $	13,875 —	$ 59,155 $—	$ $	15,691 —	$ $	— —	$ $	— —	$ $	— —		$ $	273,721 —
Dean Musser (6) Former President and Chief Operating Officer, Enerwise Group	2008 2007	$ $	225,000 —	$ $	30,938 —	$103,682 $—	$ $	205,438 —	$ $	— —	$ $	— —	$ $	— —		$ $	565,058 —

_____________________________
(1)

Reflects amounts earned by each named executive officer under the terms of his employment agreement and our 2008 Executive Officer Bonus Plan based on the achievement of defined financial targets and specific non-financial objectives established for each. For a discussion and further information on the 2008 Executive Officer Bonus Plan, see the section entitled “Compensation, Discussion and Analysis Report” contained in this proxy statement.

(2)

All options granted have an exercise price equal to or greater than the fair market value of the option on the date of grant. For a discussion of assumptions made in the valuation, see “Note 18 – Stock Based Compensation” and “Note 18 - Stock Based Compensation” to our audited financial statements for the years ended December 31, 2008 and 2007, respectively, as contained in our 2008 Annual Report on Form 10-K.

(3)

Reflects the amount that we accrued in 2007, to fund retirement payments to Mr. Chiste under certain circumstances for seven years based on his salary as of January 1, 2008 of $400,000. See “Employment Agreements” and “Pension Benefits” contained in the Compensation Discussion and Analysis Report of this proxy statement.

(4)

For 2008 and 2007, reflects perquisites that we paid for (i) air transportation, legal fees, apartment use and the use of a company-owned vehicle by Mr. Chiste for his travel to and from our office in New Jersey and his residence in Texas in the amount of $44,279 and $13,170, respectively; and (ii) air transportation between Texas and New Jersey for Mr. Chiste’s wife in the amount of $5,565 and $4,402, respectively.

(5)	Mr. Smith was not a named executive officer in 2007.
(6)

Mr. Musser was not a named executive officer in 2007. Mr. Musser resigned from the Company effective September 30, 2008, but continued to work as a consultant through December 31, 2008. For further information, see the sections entitled “Potential Post Employment Payments and Payments on a Change in Control” and “Related Party Transactions” contained in this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table sets forth information about grants made to our named executive officers in 2008 pursuant to our 2008 equity and non-equity incentive plans.

									All Other		All Other	Exercise
									Stock		Option	or
			Estimated Future Payouts			Estimated Future Payouts			Awards:		Awards:	Base
			Under Non-Equity			Under Equity Incentive			Number of	Fair	Number of	Price of	Fair
		Date	Incentive Plan Awards			Plan Awards			Shares of	Value	Securities	Option	Value of
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock	Underlying	Awards	Option
Name	Date	Taken (1)	($) (2)	($) (3)	($) (4)	(#)	(#)	(#)	Units (#)	Awards	Options (#)	($/Sh)	Awards
Robert M. Chiste	2/12/2008	2/12/2008	—	—	—	—	—	—	60,000	$576,090	—	$19.06	—
	3/10/2008	3/10/2008	—	—	—	—	—	—	14,642	$ 11,339	87,852	$12.40	$39,064
		5/7/2008	$150,000	$300,000	$600,000	—	—	—	—	—	—	—	—
						—	—	—
Frank A. Magnotti	2/12/2008	2/12/2008	—	—	—	—	—	—	45,000	$522,068	—	$19.06	—
	3/10/2008	3/10/2008	—	—	—	—	—	—	4,771	$ 3,695	28,626	$12.40	$12,729
		5/7/2008	$ 56,250	$112,500	$225,000	—	—	—	—	—	—	—	—
						—	—	—
Edward J. Myszka	2/12/2008	2/12/2008	—	—	—	—	—	—	45,000	$522,068	—	$19.06	—
	3/10/2008	3/10/2008	—	—	—	—	—	—	3,522	$ 2,728	21,135	$12.40	$ 9,398
		5/7/2008	$ 56,250	$112,500	$225,000	—	—	—	—	—	—	—	—
						—	—	—
Michael D. Picchi	2/12/2008	2/12/2008	—	—	—	—	—	—	45,000	$522,068	—	$19.06	—
	3/10/2008	3/10/2008	—	—	—	—	—	—	3,311	$ 2,564	19,869	$12.40	$ 8,835
		5/7/2008	$ 52,500	$105,000	$210,000	—	—	—	—	—	—	—	—
						—	—	—
Matthew H. Smith	2/12/2008	2/12/2008	—	—	—	—	—	—	20,000	$192,030	—	$19.06	—
		5/7/2008	$ 21,875	$ 43,750	$ 87,500	—	—	—	—	—	—	—	—
						—	—	—
Dean Musser	2/12/2008	2/12/2008	—	—	—	—	—	—	45,000	$522,068	—	$19.06	—
		5/7/2008	$ 56,250	$112,500	$225,000	—	—	—	—	—	—	—	—

__________________________

(1)

Reflects the date on which the compensation committee was deemed to have taken action and officially granted awards and approved the bonus plans that were provided for under prior agreements or arrangements.

(2)	Reflects the compensation payable for the attainment of the threshold performance criteria under the executive officer’s 2008 Bonus Plan.
(3)	Reflects the compensation payable if the target performance criteria established for the executive officer were met under the executive officer’s 2008 Bonus Plan.
(4)	Reflects the compensation payable if all of the maximum performance criteria established for the applicable executive officer were met under the executive officer’s 2008 Bonus Plan

Employment Agreements

Mr. Chiste

On February 18, 2008, Mr. Robert M. Chiste and Comverge, Inc. executed an Amended and Restated Employment Agreement (the “Amended Agreement”). Pursuant to the Amended Agreement, Mr. Chiste will continue to serve as Comverge’s President, Chief Executive Officer and Chairman of the Board of Directors.

This Agreement contains similar terms to the other executives, as explained below. The Agreement differs in that it extended the term of Mr. Chiste’s employment through December 31, 2012, unless the agreement is terminated earlier by the parties in accordance with the Amended Agreement. The Amended Agreement, effective January 1, 2008, amends and restates in its entirety the employment agreement between Mr. Chiste and Comverge dated September 1, 2001, as subsequently amended by the First Amendment to Employment Agreement dated October 11, 2007.

During the term of the Amended Agreement, Mr. Chiste will receive an annual base salary of $400,000. In addition to his base salary, Mr. Chiste will have an opportunity to earn an annual cash bonus up to a maximum of 150% of his annual base salary and an annual equity award valued at up to a maximum of 375% of his annual base salary, each of which is based on the achievement of performance criteria established by Comverge’s compensation committee and tied to Comverge performance. Mr. Chiste is entitled to receive a retention bonus payment of $50,000 per year (“Retention Bonus”) for each completed year of service during the term of the agreement commencing with the year ended December 31, 2008. Mr. Chiste is also entitled to reimbursement for an annual physical exam, his personal tax preparations, and reasonable travel expenses for his wife. Mr. Chiste is also eligible to participate in Comverge’s standard employee benefit plans and policies generally available to the Company’s employees and to receive certain perquisites that are consistent with those perquisites paid to Mr. Chiste under his prior employment agreement.

In the event of the termination of Mr. Chiste’s employment by the Company for various reasons, as further described in the Amended Agreement, Mr. Chiste would be entitled to certain severance benefits as identified below.

The Amended Agreement contains certain confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end 30 months after the date of cessation of Mr. Chiste’s employment and are consistent with similar obligations contained in the employment agreements between Comverge and its other named executive officers.

Employment Agreements with Other Named Executive Officers

Effective as of December 31, 2006, we entered into employment agreements with each of the following named executive officers:

•	Frank A. Magnotti – President and Chief Operating Officer of the Clean Energy Solutions Group (formerly, the Alternative Energy Resources Group)
•	Edward J. Myszka – President and Chief Operating Officer of the Clean Energy Solutions Group (formerly, the Smart Grid Solutions Group)
•	Michael D. Picchi – Executive Vice President and Chief Financial Officer
•	Matthew H. Smith – Vice President and General Counsel

Each of these agreements was amended on October 11, 2007, solely to include provisions related to alleviating potential tax burdens for our executive officers pursuant to changes under the recently enacted Section 409A of the Internal Revenue Code, as amended.

The agreements had an initial term through December 31, 2008 and automatically renew for subsequent one-year terms unless we or the named executive officer provides written notice within 90 days prior to the completion of the then-current term. The agreements were renewed for a one year term effective on January 1, 2009

(the “Current Employment Agreements”). In addition, during fiscal 2008, we consolidated our three core business groups into one group named the Comverge Clean Energy Solutions Group. Messrs. Magnotti and Myszka now serve as the President and Chief Operating Officer, respectively of the Comverge Clean Energy Solutions Group under the same terms and conditions of their respective employment agreements.

In addition, in July 2007 we acquired Enerwise Global Technologies, Inc. and entered into an employment agreement with Dean Musser who served as the President and Chief Operating Officer of Enerwise. Mr. Musser resigned from the Company effective September 30, 2008, but continued to work with us as a consultant through December 31, 2008. The termination provisions of Mr. Musser’s employment agreement are discussed below under the sections entitled “Potential Post Employment Payments and Payments on Change in Control” and “Related Party Transactions.”

Base Salaries

The Current Employment Agreements provide that Messrs. Magnotti, Myszka, Picchi and Smith receive an annual base salary of $250,000, $250,000, $240,000 and $210,000, respectively. The agreements provide that each such executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time.

Intellectual Property and Non-Compete Clauses

The employment agreements with each of Messrs. Chiste, Magnotti, Myszka, Picchi and Smith require that the executive officer promptly disclose and assign any individual rights that he may have in any intellectual property (including inventions, concepts, designs, business opportunities, formulas, etc.) to us. Under a non-compete provision, the executive officers are prohibited from engaging in certain conduct for the longer of the period for which he is entitled to severance payments and one year after the date of his termination. During this time, these executive officers are not permitted to solicit or sell products to any of our past or present customers, induce any customer to cease doing business with us, call on any of our employees with the intent of enticing them away from employment with us or enter into any business entity or venture that sells products or services that compete with, or are similar to, our products or services.

Severance and Change in Control Payments

Under the terms of our employment agreements with Messrs. Chiste, Magnotti, Myszka, Picchi and Smith we may be obligated to make severance payments following the termination of their employment. These benefits are described below under “Potential Post-Employment Payments and Payments on a Change in Control.”

In the event that any payments to which Messrs. Chiste, Magnotti, Myszka, Picchi and Smith become entitled would be deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such payments will be subject to reduction to the extent necessary to ensure that the executive officers receive only the greater benefit of receiving the amount of those payments which would constitute such a parachute payment or the amount which yields the executive officer the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the executive officer pursuant to the agreement (or on any other benefits to which the executive officer may be entitled in connection with a change in control or the subsequent termination of service) under Section 4999 of the Internal Revenue Code.

Potential Post-Employment Payments and Payments on a Change in Control

The following table presents, for each named executive officer, the potential post employment payments and payments on a change in control and assumes that the triggering event took place on December 31, 2008. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change in control benefits to which they would be entitled under their employment agreements.

Named Executive Officer	Benefit	Before Change in control w/o Cause or for Good Reason	After Change in Control w/o Cause or for Good Reason	Death and Disability	Other Post- Employment Payments
Robert M. Chiste	Severance (1)	$1,200,000	$2,250,000	—	—
	Retirement Payments(2)	—	—	—	$1,100,000
	Benefits(3)	—	$24,240	—	—
	Stock (4)	—	$680,222	$680,222	—

Frank A. Magnotti	Severance(5)	$187,500	$375,000	—	—
	Bonus(6)	$107,500	$161,250	—	—
	Benefits(7)	$12,894	$25,788	—	—
	Stock (8)	—	$293,285	$293,285	—

Edward J. Myszka	Severance(5)	$187,500	$375,000	—	—
	Bonus(6)	$107,500	$161,250	—	—
	Benefits(7)	$12,894	$25,788	—	—
	Stock (8)	—	$334,063	$334,063	—

Michael D. Picchi	Severance(5)	$180,000	$360,000	—	—
	Bonus(6)	$66,500	$99,750	—	—
	Benefits(7)	$12,669	$25,338	—	—
	Stock (8)	—	$313,998	$313,998	—

Matthew H. Smith	Severance(5)	$138,750	$277,500	—	—
	Bonus(6)	$26,000	$39,000	—	—
	Benefits(7)	$11,432	$22,863	—	—
	Stock (8)	—	$137,527	$137,527	—

Dean Musser (9)	Severance	—	—	—	—
	Bonus	—	—	—	—
	Benefits	—	—	—	—
	Stock	—	—	—	—

______________________

(1)

Mr. Chiste is entitled to a lump sum payment equal to three times his annual base salary if his employment is terminated without cause in relation to a change of control. Otherwise, Mr. Chiste is entitled to a lump sum payment of 1.5 times his annual base salary. As of January 1, 2009, Mr. Chiste’s base salary was $400,000, which would entitle him to a lump sum payment of $1,200,000 following a termination without cause in the case of a change of control.

(2)	Mr. Chiste is entitled to post-employment retirement payments in the aggregate amount of $1,100,000 based on his annual base salary as of December 31, 2008.
(3)	Mr. Chiste is entitled to the continuation of the benefits that we provide to all employees through December 31, 2012.

(4)

Upon the termination of Mr. Chiste’s employment without cause, the stock options held at the time of termination shall immediately vest and become exercisable and the restricted stock held by Mr. Chiste shall immediately vest. The amount represents restricted stock and in-the-money stock options that vest upon such termination, at an assumed value of $4.90 per share (the closing price of our common stock on December 31, 2008).

(5)

Messrs. Magnotti, Myszka, Picchi and Smith are entitled to severance payments equal to nine months of their annual base salary if they are terminated without cause and 18 months of their annual base salary if they are terminated without cause within 12 months following a change in control. Amounts payable in each case were estimated based on annual base salary as of December 31, 2008. Effective December 2008, Mr. Picchi, Mr. Magnotti and Mr. Myszka’s base salaries were increased to $240,000, $250,000 and $250,000, respectively. Effective March, 2009, Mr. Smith’s base salary was increased to $210,000.

(6)

Messrs. Magnotti, Myszka, Picchi and Smith are entitled to severance payments equal to their prorated prior year bonus payments if their employment is terminated without cause or for good reason prior to a change in control. The severance payments were estimated by assuming, in each case, that they had received their respective targeted 2007 Bonus Plan amount in the year prior to termination and were terminated on December 31, 2008. If their employment is terminated without cause or for good reason within 12 months after a change in control, they are entitled to a severance payment equal to 1.5 times their bonus received in the year prior to their termination.

(7)	Messrs. Magnotti, Myszka, Picchi and Smith are entitled to the continuation of the benefits that we provide to all employees during the period of time that they are entitled to severance payments.
(8)

Upon a termination without cause or for good reason within 12 months after a change of control, the restricted stock held by Messrs. Magnotti, Myszka, Picchi and Smith shall immediately vest, and any stock options held at the time of such termination shall immediately vest and become exercisable. Amounts represent restricted stock and in-the-money stock options that vest upon such event, at an assumed value of $4.90 per share the closing price of our common stock on December 31, 2008.

(9)

Mr. Musser resigned from the Company effective September 30, 2008, but continued to work for us as a consultant through December 31, 2008. Pursuant to the terms of his employment agreement, Mr. Musser was not entitled to any additional severance payments as a result of his resignation. However, under the terms of a consulting agreement we paid Mr. Musser $61,000 during the period from October to December 2008. In addition, all stock options and restricted stock grants held by Mr. Musser continued to vest in accordance with their terms. The consulting agreement expired on December 31, 2008, at which time all unvested stock options and restricted stock held by Mr. Musser lapsed and were terminated.

Severance Benefits

Mr. Chiste

Pursuant to Mr. Chiste’s employment agreement in effect through December 31, 2008, we would have been obligated to make severance payments to him upon termination of his employment if we terminated him other than for cause, including a termination by virtue of a notice not to extend the agreement. “Cause” was defined under Mr. Chiste’s employment agreement as a termination with the approval of at least two-thirds of our board of directors under circumstances including the following:

•	breach by him of any material provision of his employment agreement;
•	material breach by him of any of our written policies;
•

his inability to perform his duties due to illness, physical or mental disability, or other incapacity which continues for an uninterrupted period of 60 consecutive days or one 120 in any twelve-month period;

•	his material noncompliance with any direction given by the Board;
•	fraud by him with respect to our business or affairs;

•	his conviction of a felony; or
•	alcohol abuse or illegal drug use.

At a minimum upon termination, Mr. Chiste is entitled to receive the following severance benefits:

•	any earned but unpaid salary, bonus and other incentive compensation through the termination date;
•	any unused but accrued vacation;
•	a limited “gross-up” for certain excise taxes payable by Mr. Chiste, as described above;
•	reimbursement of business expenses incurred prior to termination; and
•	any benefits available to Mr. Chiste under any benefit plan or program in which Mr. Chiste is a participant.

Any severance benefits payable to Mr. Chiste will be in addition to any retirement benefits to which he may become entitled.

In addition, pursuant to Mr. Chiste’s current employment agreement, in the event of the termination of Mr. Chiste’s employment by the Company without “cause” or by Mr. Chiste for “good reason,” as these terms are defined in the Amended Agreement, Mr. Chiste would become entitled to the following additional payments:

•

receive a lump sum payment equal to the sum of (i) any retention bonuses not yet paid to him (whether or not otherwise due and payable) plus (ii) the product of Mr. Chiste’s then-current annual salary and annual cash incentive payment multiplied by a factor of either (a) 3.0, in the event of a termination upon or within the two years following a change of control or (b) 1.5, in the event of a termination prior to a change in control or after the second anniversary of a change in control;

•

the acceleration of all unvested options to purchase Comverge’s common stock then held by Mr. Chiste and the acceleration of all unvested shares of restricted stock of Comverge then held by Mr. Chiste;

•

continued participation in Comverge’s group health plan for executives through December 31, 2012, at a cost to Mr. Chiste of not greater than the rate paid by active executive employees of Comverge for similar coverage; and

•

if the termination is within six months prior to a change of control of Comverge and it is reasonably demonstrated by Mr. Chiste that the termination without cause or for good reason was in connection with or in anticipation of the change in control, then a severance payment equal to 150% of the sum of his then-current annual base salary and annual cash incentive payment.

If the Amended Agreement is terminated by Comverge for cause, Mr. Chiste will only be entitled to any unpaid but earned or vested salary, bonus and other incentive compensation; any accrued but unused vacation; and any unpaid business expenses.

“Good reason” is defined under Mr. Chiste’s employment agreement as:
•	a reduction in Mr. Chiste’s base salary or any other material component of compensation without his prior written consent;
•	a material breach by us of a material provision of the agreement; or

•

without Mr. Chiste’s written consent our requiring him to be based at an office outside of Houston, TX, except for travel reasonably required in the performance of his duties and reasonably consistent with his travel prior to the date of the agreement.

Other Named Executive Officers

Under the employment agreements with each of Messrs. Magnotti, Myszka, Picchi and Smith, we may be obligated to make severance payments following the termination of each executive officer’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:

•	the executive officer’s breach of a material provision of the agreement;
•	the executive officer’s material breach of any of our written policies or procedures;
•	the executive officer’s material non-compliance with a lawful direction given by our chief executive officer;
•	the executive officer’s inability to perform his duties for an uninterrupted period of 180 days;
•	fraud by the executive officer with respect to our business affairs;
•	the executive officer’s commission or plea of no contest to a felony or crime involving moral turpitude; and
•	alcohol abuse or illegal drug use by the executive officer.

“Good reason” is defined under each employment agreement as:

•	the reduction of the executive officer’s salary or other material component of compensation under the agreement without the executive officer’s prior written consent; or
•	or relocation of the executive officer to a location more than 75 miles from the location specified in his agreement without the executive officer’s prior written consent.

If the employment of Messrs. Magnotti, Myszka, Picchi and Smith is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that an executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s base salary at the time of termination and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of nine months of annual base salary plus an amount equal to the pro-rated amount of his non-equity incentive compensation for the prior year. In addition, the executive officers are entitled to the continuation of benefits under our standard employee benefit plan during the period that they are entitled to receive severance payments.

Change in Control Benefits

Mr. Chiste

See the Other Post-Employment Payments column in the table under “Potential Post-Employment Payments and Payments on a Change in Control” above.

Other Named Executive Officers

Pursuant to the employment agreements entered into with each of Messrs. Magnotti, Myszka, Picchi and Smith, we may be required to make payments to them upon a change in control. A change of control will occur upon the occurrence of any of the following events that results in a majority of our board of directors prior to the event not constituting the majority of our board of directors immediately after the completion of the transaction:

•

any person (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner of our securities (excluding those securities acquired directly from us or our affiliates) representing 50% or more of the combined voting power of our then outstanding voting securities;

•

a merger or consolidation of us with any other corporation unless the voting securities of the company outstanding immediately prior to the transaction continue to represent (either by remaining outstanding or being converted into voting securities of another entity) more than 50% of the combined voting power of the voting securities of the surviving or parent company; or

•

the consummation of an agreement for the sale or disposition by us of all or substantially all of our assets, other than to an entity where at least 50% of the combined voting power of the voting securities are owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale.

If a termination without cause or by the executive officer with good reason occurs within 12 months after the occurrence of a change in control, then the executive officer will be entitled to severance payments equal to 18 months of his base salary plus 150% of his prior year’s non-equity incentive award. In addition, each executive officer will immediately be vested in all unvested stock options upon a change in control.

Pension Benefits

The following table reflects the present value of our accumulated pension benefits for Mr. Chiste as of December 31, 2008. Through December 31, 2008, we did not provide retirement benefits for any other named executive officer other than any contributions that they may make under our 401(k) plan.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert M. Chiste	Retirement Plan		(1)	$900,146	—

(1)

Mr. Chiste’s benefit is a contractual obligation that makes payments for seven years following his retirement as long as certain conditions have been met. See “Employment Agreements—Mr. Chiste.” The amount of benefit that he may receive is based upon his salary in the last year of his employment and does not involve years of credited service.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table reflects all outstanding equity awards held by our named executive officers as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	FN	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (16)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (16)
Robert M. Chiste	—	9,827	—	$3.18	2/15/2013	1	—	—	—	—
	—	958	—	$0.82	12/7/2012	2	—	—	—	—
	—	57,165	—	$0.82	12/7/2012	2	—	—	—	—
	10,937	12,500	—	$8.00	10/17/2013	3	—	—	—	—
	32,812	54,688	—	$18.00	4/12/2014	4	14,583	$71,457	—	—
	16,472	71,380	—	$12.40	3/10/2015	5	14,642	$71,746	—	—
				$19.06	2/12/2015	6	9,750	$47,775	48,000	$235,200

Michael D. Picchi	3,125	6,250	—	$4.00	6/20/2013	7	—	—	—	—
	—	15,625	—	$0.82	2/5/2013	8	—	—	—	—
	5,680	12,370	—	$18.00	4/12/2014	4	3,299	$16,165	—	—
	3,476	—	—	$32.96	8/8/2014	9	—	—	—	—
	3,725	16,144	—	$12.40	3/10/2015	5	3,311	$16,224	—	—
				$19.06	2/12/2015	6	7,313	$35,834	36,000	$176,400

Frank A. Magnotti	1,406	1,094	—	$4.00	8/23/2013	10	—	—	—	—
	10,643	8,515	—	$0.82	12/7/2012	2	—	—	—	—
	3,907	—	—	$0.58	12/14/2011	11	—	—	—	—
	1,563	—	—	$2.62	11/12/2011	12	—	—	—	—
	2,500	7,500	—	$8.00	10/17/2013	3	—	—	—	—
	10,078	16,797	—	$18.00	4/12/2014	4	4,479	$21,947	—	—
	5,367	23,259	—	$12.40	3/10/2015	5	4,771	$23,378	—	—
				$19.06	2/12/2015	6	7,313	$35,834	36,000	$176,400

Edward J. Myszka	1,406	1,094	—	$4.00	8/23/2013	10	—	—	—	—
	55,288	19,625	—	$0.74	4/19/2012	13	—	—	—	—
	10,078	16,797	—	$18.00	4/12/2014	4	4,479	$21,947	—	—
	3,962	17,173	—	$12.40	3/10/2015	5	3,522	$17,258	—	—
				$19.06	2/12/2015	6	7,313	$35,834	36,000	$176,400

Matthew H. Smith	1,875	313	—	$0.58	12/14/2011	11	—	—	—	—
	2,188	1,250	—	$0.82	12/7/2012	2	—	—	—	—
	1,250	—	—	$4.00	6/20/2013	7	—	—	—	—
	2,757	4,596	—	$18.00	4/12/2014	4	—	—	—	—
	1,738	—	—	$32.96	8/8/2014	9	—	—	—	—
	2,500	7,500	—	$29.06	12/11/2014	14	7,500	$36,750	—	—
				$19.06	2/12/2015	6	3,250	$15,925	16,000	$ 78,400

Dean W. Musser (15)	12,500	27,500	—	$34.23	7/23/2014	15	—	—	—	—
	3,125	6,875	—	$32.96	8/8/2014	9	—	—	—	—
				$19.06	2/12/2015	6	7,313	$35,834	36,000	$176,400

_____________________________
(1)	Options vest one-sixteenth each quarter over four years commencing May 15, 2006.
(2)	Options vest one-sixteenth each quarter over four years commencing March 8, 2006 and on the first day of each calendar quarter thereafter.
(3)	Options vest one-sixteenth each quarter over four years commencing January 17, 2007.
(4)	Options vest fully on April 12, 2011. Restricted shares vest and the repurchase right shall lapse with respect to such shares on April 12, 2010.
(5)

Options vest one-sixteenth each quarter over four years commencing on June 10, 2008 with the final installment vesting on March 10, 2012. Restricted shares vest and the repurchase right shall lapse with respect to such shares on March 10, 2011.

(6)

Restricted share grants with service and market conditions that include three components: (a) a performance incentive, representing 60% of the total value of each grant, that measures the performance of Comverge’s stock against the performance of a peer group over a three-year period; (b) a retention incentive, representing 20% of the total value of each grant, to encourage recipients to continue their service with Comverge; and (c) a stock price incentive, representing 20% of the total value of each grant, tied to the Company’s stock price achieving certain target prices over time (the “Price Grant”). The portion of a recipient’s grant represented by the Price Grant will vest in equal increments upon Comverge sustaining a stock price equal to or greater than $30, $35, $40 and $45 per share, each for a separate continuous 30-day period prior to February 12, 2012.

(7)	Options vest one-eighth each quarter over two years commencing September 20, 2006.
(8)	Options vested one-fourth on February 6, 2007 and one-twelfth of the remaining grant vests on the first day of each calendar quarter thereafter.
(9)	Options vest one-fourth each quarter commencing on November 8, 2007.
(10)	Options vest one-sixteenth each quarter over four years commencing on November 23, 2006.
(11)	Options vest one-sixteenth each quarter over four years commencing on March 14, 2005.
(12)	These options are fully vested.
(13)	Options vested one fourth on April 19, 2006 and one-twelfth of the remaining grant vests on the first day of each calendar quarter thereafter.
(14)	Options and restricted shares vest one-sixteenth each quarter over four years commencing on March 11, 2008.
(15)

Options vest one-sixteenth each quarter over four years commencing on October 23, 2007. Mr. Musser resigned from the Company effective September 30, 2008, but continued to work for us as a consultant through December 31, 2008. Under the terms of the consulting agreement, all stock options and restricted stock grants held by Mr. Musser continued to vest in accordance with their terms. The consulting agreement expired on December 31, 2008, at which time all unvested stock options and restricted stock held by Mr. Musser lapsed and were terminated.

(16)	The market price of the Company’s Common Stock on December 31, 2008 was $4.90.

Option Exercises and Stock Vested in 2008

The following table reflects the stock options exercised by and restricted stock vested to our named executive officers during fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Robert M. Chiste	131,722	$1,202,048	2,250	$17,963
Michael D. Picchi	21,875	$137,500	1,687	$13,466
Frank A. Magnotti	—	$—	1,687	$13,466
Edward J. Myszka	—	$—	1,687	$13,466
Matthew H. Smith	—	$—	2,500	$21,388
Dean Musser	—	$—	1,687	$13,466

___________________________

(1)	The value realized on exercise is computed by determining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.
(2)	The value realized on vesting is computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

401(k) Plan

During fiscal 2008, the Company had a client services arrangement with Administaff, Inc. whereby the Company and Administaff were intended to be co-employers of our employees. Accordingly, our employees participated in the Administaff 401(k) plan. As of December 31, 2008, we terminated our relationship with Administaff. As a result, effective January 1, 2009, the Company maintains the Comverge, Inc. 401(k) Plan (the “401(k) Plan”). The 401(k) plan is intended to be a tax-qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended and covers all of our employees who have completed at least 6 months of service. Under the 401(k) Plan, each eligible employee may elect to contribute up to a maximum of 90% of pre-tax compensation, not exceeding $16,500 for the 2009 calendar year. We may, in our discretion, make contributions on behalf of eligible employees in an amount up to three percent (3%, through a 1/2% match for the first six percent (6%) of the employee’s contributions.) All employee and employer contributions to the 401(k) Plan are 100% vested upon contribution. Distribution of accrued benefits normally can commence upon the participants reaching age 59 1/2 (or earlier if, upon the participant’s death or disability).

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and executive officers under which we have agreed to indemnify such persons against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons are indemnified to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2009.

Respectfully submitted,

EXECUTIVE COMPENSATION COMMITTEE

R. Blake Young, Chairman

Nora Mead Brownell

Thomas Gutierrez

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the compensation committee of our board of directors for 2008 were Messrs. Dreyer and Young and Ms. Brownell. Mr. Gutierrez was appointed to the compensation committee in January 2009. There are no members of the compensation committee who were officers or employees of Comverge or any of our subsidiaries during 2008, were formerly officers of Comverge, or had any relationship otherwise requiring disclosure hereunder. None of our executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer serving as a director or as a member of our board’s compensation committee during 2008.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

In 2008, directors who also served as employees received no compensation for serving on our board of directors. In accordance with this policy, Mr. Chiste did not receive any compensation for serving as a director due to his status as an employee. For 2008, non-employee directors received an annual cash retainer of $40,000 (paid in quarterly installments) and an additional annual cash retainer of $15,000 (paid in quarterly installments) for each Committee Chairperson. This compensation is based on a maximum of six board meetings and eight committee meetings. To the extent there are more meetings, each Board member will be compensated $1,500 per meeting. The annual compensation grant will be pro-rated contingent upon the effective date for newly appointed Board members and the number of meetings remaining. We reimbursed all of our directors, including Mr. Chiste, for all reasonable expenses incurred for attending meetings of our board of directors and committees. For 2009, the annual cash compensation remains the same.

In 2008, we made individual grants of 4,386 stock options and 2,193 shares of restricted stock to each director, except Mr. Chiste and Mr. Dreyer who joined the Board in 2008. The grants were made pursuant to a plan approved by our board of directors that provides that each non-employee director be awarded annual equity grants with an estimated aggregate value of $60,000, where 50% of such value is in the form of restricted common stock and 50% in options to purchase common stock. The equity grants are awarded on the date of our annual stockholders’ meeting, except for a director whose term is expiring and is not standing for re-election. The restricted stock and the option exercise price were valued at the closing market price of our common stock as reported on the Nasdaq Global Market on the grant date. The number of shares of restricted common stock granted were determined by dividing $30,000 by the closing market price, and the number of options to purchase common stock were determined by dividing $30,000 by 50% of the closing market price. Both the restricted stock and the stock options vest one fourth each quarter over one year.

For 2009, the Board adopted an all cash compensation in lieu of shares typically awarded for equity compensation, by discounting the aggregate value of $60,000 by twenty percent (20%) and which will be payable on a quarterly basis. The Board has adopted this change in an effort to preserve the equity pool, and will revisit this decision periodically. Only non-employee directors are eligible to participate in the revised compensation policy.

In addition to the above, under current director compensation policy, for each new director appointed or elected to our board of directors, a one-time equity grant of restricted common stock and options to purchase our common stock is awarded with an estimated aggregate value of $80,000, with the number of shares determined based on the highest closing price of our common stock as quoted on the Nasdaq Global Market over the last 60 days prior to the director’s appointment or election. This one-time equity grant is made on the date of the new director’s election or appointment to our board of directors. The value of the restricted stock and the option exercise price is calculated using the closing market price on the date of grant. Both the restricted stock and the stock options vest one sixteenth each quarter over a period of four years.

In accordance with this policy, Mr. Larry Hagewood and Mr. Thomas Gutierrez, were each awarded 6,612 shares of restricted stock and 13,223 stock options to purchase common stock in January 2009.

The compensation committee will from time to time review the compensation program for directors, consistent with its obligations under the compensation committee charter.

The following table sets forth the aggregate compensation awarded to, earned by or paid to our directors during 2008.

Director Compensation for the 2008 Fiscal Year

					Change in
					Pension Value
					and Non-qualified
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Nora Mead Brownell	$51,000	$15,021	$78,793	—	—	—	$144,814
Alec G. Dreyer	$43,750	$32,508	$45,957	—	—	—	$122,215
William Grealis (3)	$68,500	$—	$51,319	—	—	—	$119,819
Thomas Gutierrez (4)	$—	$—	$—	—	—	—	$—
Robert F. McCullough	$68,500	$15,007	$83,170	—	—	—	$166,677
Larry Hagewood (5)	$—	—	$—	—	—	—	$—
R. Blake Young	$70,000	$15,007	$97,995	—	—	—	$183,002

___________________________

(1)

The aggregate number of stock awards outstanding at December 31, 2008 for each director was as follows: Ms. Brownell, 1,100, Mr. Dreyer, 1,744, Mr. Grealis, 0, Mr. Gutierrez, 0, Mr. Mr. McCullough, 1,097, Mr. Hagewood, 0, and Mr. Young, 1,097, respectively. All restricted stock granted to our directors were priced in accordance with FAS 123(R). For a discussion of assumptions made in the valuation, see “Note 18 - Stock-Based Compensation” to our audited financial statements for the year ended December 31, 2008 as contained in our 2008 Annual Report on Form 10-K.

(2)

The aggregate number of option awards outstanding at December 31, 2008 for each director was as follows: Ms. Brownell, 12,055; Mr. Dreyer, 4,292, Mr. Grealis, 7,512, Mr. Gutierrez, 0, Mr. McCullough, 16,735, Mr. Hagewood, 0 and Mr. Young, 22,985, respectively;. All stock options granted to our directors were priced in accordance with FAS 123(R). For a discussion of assumptions made in the valuation, see “Note 18 - Stock-Based Compensation” to our audited financial statements for the year ended December 31, 2008 as contained in our 2008 Annual Report on Form 10-K.

(3)

On September 24, 2008, William J. Grealis tendered his resignation from our board. Mr. Grealis resigned for personal reasons. On September 29, 2008, Mr. Grealis was reappointed to serve as a director of Comverge through December 31, 2008, and assisted the company in transitioning the responsibilities of the role of chairperson of the nominating and corporate governance committee and Lead Director.

(4)	Mr. Gutierrez joined our board in January 2009.
(5)	Mr. Hagewood joined our board in January 2009.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

Comverge’s Code of Business Conduct and Ethics requires that all employees and directors avoid conflicts of interest that interfere with the performance of their duties or are not in the best interests of Comverge.

In addition, pursuant to its written charter, the audit committee reviews and approves all related-party transactions between Comverge, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons as specified under Item 404 of Regulation S-K promulgated by the SEC after examining each such transaction for potential conflicts of interests and other improprieties.

Transactions with Related Persons

Since the beginning of fiscal 2008, the audit committee or Board of Directors have considered and approved the following transactions with related parties:

Consulting Agreements

We entered into a consulting agreement effective September 30, 2008 with Dean Musser, former President of the Company’s Enerwise Group to provide leadership, guidance and transition services during the Company’s reorganization which occurred during the fourth quarter of fiscal 2008. The Company paid Mr. Musser $61,000 during the period of October to December 2008. The agreement expired pursuant to its terms, effective December 31, 2008.

We entered into a consulting agreement effective January 31, 2008 with Scott Ungerer, a former director of the Company, to provide strategic advice and other assistance to the Company from time to time. No cash payments were made to Mr. Ungerer during fiscal 2008. However, Mr. Ungerer continues to vest in any outstanding stock awards during the term of the agreement.

Prior Agreements

Pursuant to agreements entered into prior to the beginning of 2008, we made payments or otherwise engaged in transactions involving an amount in excess of $120,000 to the following related parties:

Convertible Debt and Warrant

Partners for Growth, L.P., the lender of our convertible debt, became one of our stockholders in February 2006 by investing in our Series C convertible preferred stock. During the fiscal years ended December 31, 2008, 2007 and 2006, we made interest payments on the convertible debt of $44,000, $290,000 and $326,000, respectively.

On April 12, 2007, Partners for Growth converted $1.0 million of convertible debt and was issued 138,121 shares of Series B preferred stock, thereby reducing the warrant by the same number of shares. The Series B preferred stock was converted to common shares on a one share for one share basis effective in connection with the closing of our initial public offering on April 18, 2007. On December 6, 2007, Partners for Growth converted $1.1 million of convertible debt and was issued 151,933 shares of common stock, thereby reducing the warrant by the same number of shares. On March 13, 2008, we caused the conversion of the remaining $1.9 million of convertible debt in exchange for issuing Partners for Growth 262,430 shares of common stock. Following the conversion of the remaining debt, the loan and security agreement was terminated as a result of all parties completing their obligations under the Agreement in accordance with the provisions thereof. In addition, that certain Amended and Restated Warrant dated April 4, 2007, issued by Comverge to Partners for Growth to purchase shares of Comverge’s common stock ceased to be exercisable and terminated by expiration of the warrant on its stated termination date.

Strategic Marketing and Development Agreement and Warrant

In February 2006, we entered into a strategic marketing and development agreement with Air Products and Chemicals, Inc., one of our stockholders. Pursuant to the agreement, we and Air Products cooperate in the marketing of our VPC programs to commercial and industrial consumers of electricity in North America and Europe. Contingent upon Air Products fulfilling certain contractual obligations, we have agreed to compensate Air Products by paying it a portion of the revenues that we receive from electric utility customers who compensate, either directly or indirectly through us, commercial and industrial participants. To date, we have not made any payments to Air Products pursuant to the terms of the agreement.

In connection with entering into the strategic marketing and development agreement, we issued a warrant to Air Products in February 2006 to purchase 250,000 shares of our Series C convertible preferred stock for $15.00 per share. Effective with the closing of the initial public offering on April 18, 2007, the warrant became exercisable for shares of our common stock on a one share for one share basis. The warrant was exercisable only if Air Products met certain defined performance milestones under the agreement, as specified in the warrant. The performance milestones were not met and the warrant expired on August 12, 2008.

Thermostat Agreement

White-Rodgers, a division of Emerson Electric Co., the ultimate parent of Emerson Ventures Inc., a holder of our common stock, supplies thermostats to us pursuant to a restated communicating thermostat co-development and supply agreement dated as of June 1, 2005. Pursuant to the agreement, White-Rodgers has agreed to develop one or more customized thermostats to be combined with our communication interfaces. We have agreed to pay White-Rodgers a specified amount for co-development expenses with respect to each customized thermostat model and a specified price for each unit produced. For the nine months ended September 30, 2007, we paid White-Rodgers $1.7 million. For the years ended December 31, 2006, 2007 and 2008, we paid White-Rodgers $2.2 million, $2.6 million and $3.0 million, respectively.

HOUSEHOLDING OF PROXY MATERIALS

If you share an address with another stockholder, in accordance with SEC Rules on “Householding”, you may receive only one set of proxy materials unless you have provided contrary instructions. If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, please contact our transfer agent, American Stock Transfer & Trust Company at: (800) 937-5449.

If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact Broadridge Financial Solutions, Inc. at: (800) 542-1061.

In addition, to request separate or multiple deliveries of these materials now or in the future, you may also submit a written request to the Corporate Secretary, Comverge, Inc., 3950 Shackleford Road, Suite 400, Duluth, Georgia 30096.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report on Form 10-K for 2008. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006. Copies of our Annual Report on Form 10-K for 2008, as filed with the SEC, are available free of charge on the investor relations section of our website at http://ir.comverge.com or you can request a copy free of charge by calling (770) 696-7660 or sending an e-mail to invest@comverge.com. Please include your contact information with the request.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our bylaws, stockholder proposals submitted for consideration at the annual meeting must be delivered in writing to the Corporate Secretary at the principal executive office of the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the date of the release of this proxy statement to stockholders. In addition, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not less than 90 days and not more than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to the Stockholders in connection with the previous year’s annual meeting.

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. A proposal of a stockholder intended to be presented at the annual stockholders’ meeting to be held in 2010 must be received at our principal executive offices no earlier than November 23, 2009 and no later than December 23, 2009, if the stockholder making the proposal desires such proposal to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, no earlier than November 23, 2009 and no later than December 23, 2009.

Matthew H. Smith

Vice President, General Counsel and Secretary

March 23, 2009

Atlanta, Georgia